Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Optibase Ltd. on Form S-8 (Nos. 333-91650; 333-122128; 333-137644; 333-139688; 333-148774; 333-198519) of our report, dated April 1, 2020, on our audit of the consolidated balance sheets of 300 River Holdings LLC as of December 31, 2019 and 2018 and for the related consolidated statements of operations, members’ deficit and cash flows for each of the years in the three-year period ended December 31, 2019 which report was included in this Annual Report on Form 20-F.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
New York, New York
April 1, 2020